Exhibit 99.1

DB Schenker and USA Truck to Combine and Create Premier North American Transportation Solutions Provider

USA Truck Stockholders to Receive $31.72 per Share in Cash

DB Schenker’s Resources and Complementary Capabilities to Enable USA Truck to Accelerate its Long-Term Growth Strategy

VAN BUREN, AR and ESSEN, GERMANY – June 24, 2022 – DB Schenker, one of the world’s leading logistics service providers, and USA Truck (NASDAQ: USAK), a leading capacity solutions provider, today announced an agreement under which DB Schenker will acquire all outstanding shares of USA Truck common stock for $31.72 per share in cash. The transaction values USA Truck at approximately $435 million, including assumed cash and debt.

The combination advances DB Schenker and USA Truck’s shared vision to become the premier North American transportation solutions provider. Upon completion of the transaction, DB Schenker aims to strengthen and expand USA Truck’s presence in North America, while utilizing its complementary international logistics expertise, air transport services and ocean gateways to benefit USA Truck’s existing customer base. Building upon USA Truck’s existing U.S. and Mexico freight network, DB Schenker also intends to expand its global logistics services across land, air, and ocean transportation services, as well as comprehensive solutions for logistics and global supply chain management.

Founded in 1983, USA Truck provides comprehensive capacity solutions to a diverse North American customer base, including more than 20% of the FORTUNE 100. USA Truck’s approximately 1,900-unit fleet of trucks, 2,100 employees, partnerships with more than 36,000 active contract carriers, strategic network of terminals across the Eastern half of the United States and a nationwide third-party logistics presence provides capacity solutions to meet the evolving demands of both regional and national customers.

“USA Truck is the perfect match for DB Schenker’s strategic ambition to expand our network in North America and foster our position as a leading global logistics provider,” said Jochen Thewes, CEO of DB Schenker. “In our 150th anniversary year, we are pleased to welcome one of the leading trucking and logistics providers to DB Schenker. Together we will enhance our shared value proposition and invest in exciting growth opportunities and sustainable logistics solutions for new and existing clients.”

“We are thrilled to have found a partner that appreciates USA Truck’s rich history, is closely aligned with our mission and values, and brings additional resources that we believe enable us to build on our nearly 40-year legacy of industry leadership,” said James Reed, President and Chief Executive Officer of USA Truck. “This transaction provides immediate and significant value for USA Truck stockholders, offers broadened career opportunities for our employees and increased capacity and service offerings with which to support our customers, and better positions our company to realize our long-term vision to become the premier North American transportation solutions provider.”

“This transaction recognizes the culture of excellence James, his team and all of our dedicated employees have created and commit to every day at USA Truck. It rewards our stockholders for their unwavering support during our turnaround and through the pandemic and offers further opportunity for our customers to draw upon USA Truck’s strengths utilizing the resources and reach of one of the world’s leading logistics services organizations,” commented Alexander Greene, Chairman of the Board of USA Truck.

Joe Jaska, DB Schenker’s Executive Vice President Land Transport, Americas Region commented, “USA Truck’s success has been driven by their impressive employees – all of whom are critical to future growth – and we look forward to welcoming them as an integral part of our team. As part of a larger organization with DB Schenker, USA Truck employees will have access to career opportunities at both the local and global level. We view this transaction as a platform for growth and by combining these organizations, we will greatly enhance our presence in the North American land transport space.”

With more than 76,000 employees at more than 1,850 locations in over 130 countries, DB Schenker, a 100 percent subsidiary of Deutsche Bahn, is one of the world’s leading logistics providers. The company operates land, air, and ocean transportation services, and it also offers comprehensive solutions for logistics and global supply chain management from a single source. In the Americas, DB Schenker is one of the largest integrated logistics service providers with more than 10,000 employees in 123 locations providing over 27 million sq. ft. of distribution operations to its clients. With integrated partners across the Americas, DB Schenker provides the best combination of intimate local practices knowledge and global capabilities.

Transaction Details

The transaction, which has been unanimously approved by USA Truck’s Board of Directors, is subject to certain regulatory reviews and approvals and the satisfaction of other customary closing conditions, including the approval of USA Truck stockholders. Upon completion of the transaction, which the parties expect will occur by the end of 2022, USA Truck will become a private company and delist from NASDAQ Global Select Market. The transaction is not subject to any financing condition.

Advisors

Evercore is serving as financial advisor and Scudder Law Firm, P.C., L.L.O. is serving as legal counsel for USA Truck.

Morgan Stanley & Co. Int. PLC is serving as financial advisor and Latham & Watkins LLP is acting as legal counsel for DB Schenker.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management, including customized truckload, dedicated contract carriage, intermodal, and third-party logistics freight management services.

About DB Schenker

With more than 76,000 employees at more than 1,850 locations in over 130 countries, DB Schenker is one of the world’s leading logistics providers. The company operates land, air, and ocean transportation services, and it also offers comprehensive solutions for logistics and global supply chain management from a single source. In 2022, DB Schenker celebrates the 150th company anniversary.

Investors

Zachary King, EVP & CFO
(479) 471-2694
zachary.king@usa-truck.com

Michael Stephens, Investor Relations
(479) 471-2610
michael.stephens@usa-truck.com

Media

For USA Truck:
Abernathy MacGregor
Tom Johnson / Blair Hennessy
AMG-USATruck@abmac.com

For DB Schenker:
Daphne Robboy
Director, Marketing and Communications Region Americas
Tel: +1 (786) 388-4247
Email: Daphne.Robboy@dbschenker.com

Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger involving USA Truck and DB Schenker. A meeting of the stockholders of USA Truck will be announced to seek stockholder approval in connection with the proposed merger. USA Truck will file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of USA Truck and will contain important information about the proposed merger and related matters. INVESTORS AND STOCKHOLDERS OF USA TRUCK SHOULD READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT USA TRUCK, DB SCHENKER, AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by USA Truck with the SEC at the SEC’s website at www.sec.gov, at USA Truck’s website at www.usa-truck.com or by sending a written request to the USA Truck’s Secretary at 3200 Industrial Park Road, Van Buren, Arkansas 72956.

Participants in the Solicitation
USA Truck and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of USA Truck’s stockholders in connection with the merger will be set forth in USA Truck’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the merger. Information relating to the foregoing can also be found in USA Truck’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 11, 2022. To the extent that holdings of USA Truck’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements
This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the merger. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: (a) the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals); (b) uncertainties as to the timing of the merger and the possibility that the merger may not be completed; (c) unanticipated difficulties or expenditures relating to the merger; (d) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require USA Truck to pay a termination fee; (e) legal proceedings, judgments or settlements, including those that may be instituted against USA Truck, USA Truck’s Board of Directors, USA Truck’s executive officers and others following the announcement of the merger; (f) disruptions of current plans and operations caused by the announcement and pendency of the merger; (g) risks related to disruption of management’s attention from USA Truck’s ongoing business operations due to the merger; (h) potential difficulties in employee retention due to the announcement and pendency of the merger; (i) the response of customers, suppliers, drivers and regulators to the announcement and pendency of the merger; (j) disruptions in the execution of plans, strategies, goals and objectives of management for future operations caused by the merger; (k) changes in accounting standards or tax rates, laws or regulations; (l) continued and sufficient access to capital; (m) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflation, or the conflict in Ukraine and related sanctions) or competition, or changes in such conditions, negatively affecting USA Truck’s business, operations and financial performance; (n) risks that the price of USA Truck’s common stock may decline significantly if the merger is not completed; (o) the possibility that USA Truck could, following the merger, engage in operational or other changes that could result in meaningful appreciation in its value; and (p) the possibility that USA Truck could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of USA Truck’s assets to one or more as yet unknown purchasers, which could conceivably produce a higher aggregate value than that available to our stockholders in the merger. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or if any occur, what effect they will have on our results of operations or financial condition.

If the proposed merger is consummated, USA Truck’s stockholders will cease to have any equity interest in USA Truck and will have no right to participate in its earnings and future growth. Other factors that could impact USA Truck’s forward-looking statements are identified and described in more detail in USA Truck’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as USA Truck’s subsequent filings and quarterly reports and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on USA Truck’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, USA Truck undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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